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                      May 19, 2023

       Darin Myman
       Chief Executive Officer
       DatChat, Inc.
       204 Nielson Street
       New Brunswick, NJ 08901

                                                        Re: DatChat, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-40729

       Dear Darin Myman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Richard Friedman